Filed Pursuant To Rule 433

Registration No. 333-167132

February 9, 2012

For additional information, including product details and portfolio tools, visit spdrs.com. For educational materials exclusively designed for investment professionals, visit spdru.com.

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The SPDR® ETF Guide to

Changing Markets

Solutions for a variety of market scenarios along the road to recovery

After a period of slow but steady growth for the better part of 2011, investors hoped that the torment of the global financial crisis was behind them, but the global debt crisis reignited volatility across asset classes and the markets slid at a rate not seen since the dark days of 2008 and early 2009. Some may blame the Dow’s freefall on Standard & Poor’s® (S&P®) decision to downgrade the US government debt credit rating from AAA to the slightly lesser regarded AA+. More likely, the market’s steep decline reflects a confluence of factors — the escalating and spreading European debt crisis, future growth concerns in the US, continued high unemployment, tight credit conditions, a depressed housing market and a pervasive lack of consumer confidence. All conspire to cast a continued sense of uncertainty around both developed and emerging nations.

In this brochure, we've identified seven likely scenarios that markets may experience as the global economy positions for recovery — along with the asset classes and specific SPDR ETFs that could do well in each of those environments.

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Contents

I. Defensive Opportunities During a Market Pullback 1

II. Income Opportunities in a Low Yield Environment 5

III. Investments to Counter US Dollar Volatility 9

Weakening US Dollar 9

Strengthening US Dollar 11

IV. Opportunities for Investors Facing Higher Tax Rates 12

V. Opportunities in a Recovering Global Economy 13

VI. Opportunities in a Rising Interest Rate Environment 15

VII. Opportunities in an Inflationary Environment 17

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I. Defensive Opportunities During a Market Pullback

Between current market volatility and the threat that the already fragile global economy could weaken further, cautious investors may want to adopt a defensive stance by investing in asset classes that may perform well during turbulent times.

While the traditional “flight to safety” usually involves embracing the security of short-term fixed income, we see opportunities in other asset classes as well. For example, investors might consider allocations to equities that have a low risk profile and tend to outperform on a relative basis during periods of volatility. Additionally, resilient corporate earnings and improved balance sheets make corporate bonds a defensive option, with local-currency international corporate bonds offering the additional benefit of a hedge against the US dollar. What’s more, as the world’s economy favors certain emerging market asset classes over many developed nations, the current environment may be the time to take advantage of emerging markets’ growth potential through exposure to multinational companies. Across equity, fixed income and commodities markets, there are a number of asset classes to take advantage of in the current environment.

Equities

SPDR S&P Dividend ETF [SDY]

Historically, dividends have accounted for a significant portion of total equity returns. With SDY’s focus on including only companies with a lengthy historical record of increasing dividends, this ETF may be the investment vehicle of choice when considering ways to increase income in the US equity portion of one’s portfolio. SDY’s underlying index is comprised with a goal of including stocks that have increased dividends every year for at least 25 consecutive years.

Adding SDY to a portfolio can offer a number of potential benefits:

• Exposure to the 60 highest dividend-yielding constituents of the S&P Composite 1500® Index with a goal of including those with at least 25 years of increased dividends;

• Reliable dividends that have provided approximately one third of total equity market returns since 1926 with a significant compounding effect;1

• A combination of downside protection with the upside potential afforded by dividends.

Consumer Staples Select Sector SPDR Fund [XLP]

At the sector level, investors could consider investing in consumer staples companies that may benefit from equity investors tactically reducing exposure to firms that depend more on economic expansion. Even if a recessionary environment returns, this positioning could prove fruitful on a relative basis.

Adding XLP to a portfolio can offer a number of potential benefits:

• Potential outperformance in an uncertain and volatile marketplace;

• Focus on large capitalization stocks, which typically have lower risk than small caps;2

• The lowest standard deviation (13.01%3) when compared to the other eight Select Sector Indexes, since January 1998.

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SPDR S&P International Consumer Staples Sector ETF [IPS]

The debt crisis is having an effect on consumers across the globe, so it may make sense to consider more than just US-based consumer staples companies. Introducing international exposure may also provide added diversification benefits by broadening out the investment universe.

Adding IPS to a portfolio can offer a number of potential benefits:

- Defensive positioning in an unstable and low growth environment;
- Potential diversification beyond US sector positions;
- A standard deviation of 14.02% since July 2001; only the S&P Developed Ex-US BMI Health Care Sector has had lower volatility.[4]

SPDR Global Dow ETF [DGT]

The Global Dow Index seeks to reflect the present global stock market while positioning for the growth potential of future leaders. Therefore, the Global Dow includes both developed and emerging markets, as well as emerging sectors. This means that companies are included for more than just size and reputation, but also on their potential for future growth. In addition, companies of this nature often have stronger balance sheets and more diverse business lines that may help weather economic uncertainty. Further, the ETF may deliver this growth with a lower risk profile than direct emerging market equities.[5]

Adding DGT to a portfolio can offer a number of potential benefits:

- An equal-weighted approach that balances the price movements of larger stocks with those of smaller stocks;
- Potential for additional sources of return through emerging market stocks;
- Potential for positive growth due to a focus on industries that are positioned for the future.

Fund	Ticker	Index	Expense Ratio
SPDR S&P Dividend ETF	SDY	S&P High Yield Dividend Aristocrats™ Index	0.35%
Consumer Staples Select Sector SPDR Fund	XLP	S&P Consumer Staples Select Sector Index	0.20%
SPDR S&P International Consumer Staples Sector ETF	IPS	S&P Developed ex-U.S. BMI Consumer Staples Sector Index	0.50%
SPDR Global Dow ETF	DGT	Global Dow Index	0.50%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Fixed Income

SPDR Barclays Capital 1-3 Month T-Bill ETF [BIL]

For investors concerned about the safety of their hard earned assets, consider BIL, which offers targeted exposure to the most liquid short-term fixed income market in the world, US Treasury Bills.

Adding BIL to a portfolio can offer a number of potential benefits:

- A cost-effective alternative when compared to typical cash holding instruments;
- T-Bills remain safe and highly liquid instruments.

SPDR Barclays Capital Issuer Scored Corporate Bond ETF [CBND]

In today's uncertain market, US corporate bonds may perform well as investors seek the safety of stronger balance sheets and fewer prospects of additional downgrades. To gain exposure to companies with potentially improving credit quality, consider CBND. Unlike capitalization-weighted indices that overweight companies with the most debt, the issuer weights in this portfolio are biased to favorable fundamentals: profitability, operating efficacy, leverage and liquidity factors. Further, access to high quality corporate bonds with intermediate duration provides another means to express a conservative view in a volatile market.

Adding CBND to a portfolio can offer a number of potential benefits:

- A shift away from the traditional market value weighting methodology;
- Broad market corporate bond exposure with less specific risk;
- Utilization of factor components to assess risk and determine issuer allocations.

SPDR Barclays Capital Emerging Markets Local Bond ETF [EBND]

Issues denominated in local currencies may offer appeal to investors looking to diversify their government holdings away from the US. EBND provides investors with exposure to local currency debt in emerging markets. In the current market environment, emerging market debt offers investors the benefits of diversification away from the US. Non-traditional fixed income asset classes like emerging market bonds offer diversification benefits while potentially providing higher returns but also include a higher degree of risk or loss.

Adding EBND to a portfolio can offer a number of potential benefits:

- Compelling yield spreads over other domestic and international fixed income and equity alternatives;
- Access to improved creditworthiness of emerging markets supported by strong economic fundamentals in respective countries;
- Low correlations to traditional asset classes and a currency hedging tool for dollar-denominated assets.

Fund	Ticker	Index	Expense Ratio
SPDR Barclays Capital 1-3 Month T-Bill ETF	BIL	Barclays Capital 1-3 Month U.S. Treasury Bill Index	0.13%
SPDR Barclays Capital Issuer Scored Corporate Bond ETF	CBND	Barclays Capital Issuer Scored Corporate Index	0.16%
SPDR Barclays Capital Emerging Markets Local Bond ETF	EBND	Barclays Capital EM Local Currency Government Diversified Index	0.50%

Source: Bloomberg L.P., SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Commodities SPDR Gold Shares [GLD]

Gold has historically tended to maintain its value during volatile periods and its low correlation to virtually all asset classes offers investors diversification benefits. Additionally, while investors often debate how to properly value gold and whether recent highs are sustainable, it is difficult to dispute the fact that gold offers investors comfort in the face of depreciating fiat currencies.

Adding GLD, which tracks the spot price of gold, to a portfolio can offer a number of potential benefits:

• Historically, has performed well during periods of both inflation and dollar depreciation;

• Gold is a unique asset class;

• Low correlation to other assets that increases portfolio diversification.

Fund Ticker Expense Ratio

SPDR Gold Shares GLD 0.40%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Consider income opportunities in a low yield environment.

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II. Income Opportunities in a Low Yield Environment

As the baby boomer generation reaches retirement, the number of clients seeking income-generation is soaring. Yet, with yields at historic lows, it’s challenging to generate enough income to meet clients' needs. For investors who are concerned about income, the following fixed income, equity and hybrid ETFs may be attractive to investors searching for attractive yields during this period of historically low rates.

Fixed Income

SPDR Barclays Capital High Yield Bond ETF [JNK]

By moving away from the investment-grade space, high yield bonds offer increased income and the potential for higher returns but also carry increased risk of loss. In a low-growth environment, high yield bonds have historically shown the potential to outperform both stocks and investment-grade debt, while delivering very attractive income. With default rates down and corporations in healthier shape, the current market environment may be favorable for high yield corporate debt.

Adding JNK to a portfolio can offer a number of potential benefits:

• A moderate duration and negative correlation with US Treasuries;

• Extremely low default rates for 2011 due to strong fundamentals and improved liquidity in the credit markets.6

SPDR Barclays Capital Emerging Markets

Local Bond ETF [EBND]

For US-based investors, local currency emerging market bonds can provide a means to diversify their fixed income investments away from developed markets while potentially generating attractive income.

Adding EBND to a portfolio can offer a number of potential benefits:

• Higher yield spreads compared to other domestic and international fixed income and equity alternatives;

• Low correlation to traditional asset classes and a currency hedge for dollar-denominated assets.

30 Day Expense

Fund Ticker Index SEC Yield Ratio

SPDR Barclays Capital High Yield Bond ETF JNK Barclays Capital High Yield Very Liquid Index 7.70% 0.40%

SPDR Barclays Capital Emerging Markets

Local Bond ETF

Barclays Capital Emerging Markets

Local Currency Government

Diversified Index

5.60%

0.50%

Source: Barclays Capital Live, SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Equities

SPDR S&P Dividend ETF [SDY]

Dividend funds, which pay regular distributions, can offer an attractive source of recurring income. Coupled with the potential for capital appreciation during rising markets, SDY is designed to provide a stable source of income in both up and down stock markets. Additionally, the ETF's underlying index has a goal of including companies with increased dividends every year for at least 25 years.

Adding SDY to a portfolio can offer a number of potential benefits:

• Exposure to the 60 highest dividend-yielding constituents of the S&P Composite 1500® Index with a goal of including those with at least 25 years of increased dividends;

• Reliable dividends that have provided approximately one third of total equity market returns since 1926 with a significant compounding effect;7

• A combination of downside protection with the upside potential afforded by dividends.

SPDR S&P International Dividend ETF [DWX]

Like its domestically-focused cousin, DWX offers a source of income in both up and down market environments, along with the potential for capital appreciation. DWX provides the added bonus of potentially higher yields generally associated with stocks outside of the US but also with the higher risk of loss. These qualities, plus the diversification and dollar-hedging potential of international exposure, make DWX particularly attractive in the current volatility-prone market environment.

Adding DWX to a portfolio can offer a number of potential benefits:

• International dividend yields that tend to be higher than those of US firms;

• Diversification across many market segments achieved by employing caps at the country, sector and security level;

• A low expense ratio of 0.45%, the lowest among the major international dividend ETFs.8

SPDR S&P Emerging Markets Dividend ETF [EDIV]

In addition to providing the ability to access emerging markets stocks, EDIV offers exposure to the potential growth opportunities driven by industrial advancements and increased consumption in emerging markets. The inclusion of EDIV allows investors to build a complete global dividend portfolio by allocating proportionally to SDY, DWX and EDIV.

Adding EDIV to a portfolio can offer a number of potential benefits:

• Dividends that have historically yielded more than those of US companies;

• While emerging markets carry greater risk, they also offer the income potential of high dividend-paying stocks combined with the growth potential of emerging markets;

• A low expense ratio of 0.59%, the lowest of any ETF with targeted exposure to emerging market dividends.9

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SPDR Dow Jones International Real Estate

ETF [RWX]

International real estate securities have historically offered strong income opportunities. One of the reasons for this is that many real estate securities pass through a high percentage of their annual income as dividends to investors.

Adding RWX to a portfolio can offer a number of potential benefits:

• Broad-based exposure to the international real estate market;

• Includes more than 15 countries in Asia and Europe;

• Exposure to high quality companies with strong balance sheets.

Index

Dividend Expense

Fund Ticker Index Yield Ratio

SPDR S&P Dividend ETF

SDY

S&P High Yield Dividend Aristocrats™ Index

3.62%

0.35%

SPDR S&P International Dividend ETF

DWX

S&P International Dividend Opportunities®

Index

7.33%

0.45%

SPDR S&P Emerging Markets Dividend ETF

EDIV

S&P Emerging Markets Dividend Opportunities Index

7.09%

0.59%

SPDR Dow Jones International Real Estate ETF

RWX

Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM

4.61%

0.59%

Source: FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Hybrid Securities

SPDR Wells Fargo® Preferred Stock ETF [PSK]

Those investors who wish to broaden their portfolios may consider an allocation to preferred stocks. In addition to their yield advantage, preferred stocks offer the security of taking priority over common shares when receiving dividend payments.

Adding PSK to a portfolio can offer a number of potential benefits:

• Shared characteristics of both stocks and bonds;

• Attractive combination of a fixed stream of income with low price volatility;

• Security that preferred shares take precedence over common shares when receiving dividend payments and claiming company assets in the event of liquidation.

SPDR Barclays Capital Convertible Securities

ETF [CWB]

Investors who may be interested in further diversifying their portfolios may also wish to consider convertible securities. Convertibles combine the downside protection inherent in bonds, the competitive yields of corporate debt, and the upside potential of stocks, as convertibles have the potential to participate in the rise of an issuer’s shares. CWB offers precise access to an asset class that historically has been expensive and difficult for all but the most sophisticated investors to enter.

Adding CWB to a portfolio can offer a number of potential benefits:

• Low correlations to traditional fixed income with a modest positive relationship to equities;

• Well-diversified sector exposure.

Fund Ticker Index Yield 30 Day Yield Expense Ratio

SPDR Wells Fargo Preferred

Stock ETF

PSK

Wells Fargo Hybrid and Preferred Securities Aggregate

Index

7.05%*

6.92%

0.45%

SPDR Barclays Capital

Convertible Securities ETF

CWB

Barclays Capital U.S. Convertible Bond > $500MM

Index

4.50%**

5.86%

0.40%

Source: Bloomberg L.P., SPDR ETF Research & Analytics Team, as of 12/31/2011.

* Distribution Yield: Annual dividends per share divided by the net asset value per share, expressed as a percentage.

** Current Yield / Yield To Maturity / Yield To Put: The average of the greater of current yield, yield to maturity or yield to put for each issue,

weighted by the market value of each issue. Note that for mandatories, only current yield is used. Similarly with preferreds, yield to maturity is less meaningful; therefore, only the greater of current yield or yield to put is used.

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Non-dollar-denominated sovereign debt, gold and US Treasuries to counter dollar volatility.

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III. Investments to Counter US Dollar Volatility

Weakening US Dollar

Over the past three years, the performance of the dollar has been marked by sharp swings, with the dollar strengthening only to weaken against global currencies a short time later.

For investors who are still concerned about a decelerating US dollar, international fixed income investments can serve to provide a hedge against this risk. Foreign bonds are a natural hedge on the US dollar because interest payments and principal are denominated in foreign currencies, and, therefore, may help protect investors’ assets against a long-term secular decline in the US dollar.

Investors may also want to counter against a weakening dollar by increasing their exposure to gold—which has historically exhibited a strong inverse relationship to the dollar. SPDR Gold Shares, the world’s largest, most liquid gold ETF, is backed by gold bullion held in secure bank vaults, not by the gold-related derivative investments held by many competing funds.

SPDR Barclays Capital International Treasury Bond ETF [BWX]

Adding BWX to a portfolio can offer a number of potential benefits:

• Diversified geographic exposure to sovereign debt issues denominated in their respective local currency;

• Exposure to a broad set of currencies;

• A potential for increased yield relative to similar US Treasuries.

SPDR DB International Government Inflation-Protected Bond ETF [WIP]

Adding WIP to a portfolio can offer a number of potential benefits:

• Exposure to inflation-linked government bond markets of developed and emerging market countries;

• Potential hedge against inflation and exposure to foreign currencies;

• Increased payments during periods of rising inflation through principal adjustment.

SPDR Barclays Capital Short Term International Treasury Bond ETF [BWZ]

Adding BWZ to a portfolio can offer a number of potential benefits:

• Diversified geographic exposure to sovereign debt issues denominated in their respective local currency;

• Exposure to a broad set of currencies;

• Shortened duration exposure which typically creates less sensitivity to changes in interest rates.

SPDR Barclays Capital Emerging Markets Local Bond ETF [EBND]

Adding EBND to a portfolio can offer a number of potential benefits:

• Higher yield spreads relative to other domestic and international fixed income and equity alternatives;

• Low correlation to traditional asset classes and a currency hedge for dollar-denominated assets.

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SPDR Gold Shares [GLD]

Adding GLD, which tracks the spot price of gold, to a portfolio can offer a number of potential benefits:

• Historically, has performed well during periods of both inflation and dollar depreciation;

• Gold is a unique asset class;

• Low correlation to other assets that increases portfolio diversification.

Fund Ticker Index Expense Ratio

SPDR Barclays Capital International Treasury Bond ETF BWX Barclays Capital Global Treasury ex-US Capped Index 0.50%

SPDR Barclays Capital Short Term International BWZ Barclays Capital 1-3 Year Global Treasury ex-US Capped Index

0.35%

Treasury Bond ETF

SPDR DB International Government Inflation- WIP DB Global Government ex-US Inflation-Linked Bond Capped Index 0.50%

Protected Bond ETF

SPDR Barclays Capital Emerging Markets Local Barclays Capital EM Local

Bond ETF EBND Currency Government Diversified Index 0.50%

SPDR Gold Shares GLD N/A 0.40%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Strengthening US Dollar

While the US dollar has underperformed other major currencies recently, should the debt crisis in Europe continue to worsen, the US dollar may benefit from its safe haven status as investors flee currencies with greater exposure to those economies most affected.

Should the US dollar strengthen, investments in US Treasuries can be fruitful. Even with the issues that the US faces, the dollar’s status as the world’s reserve currency may provide flexibility for the US government to continue selling its debt without higher coupon payments.

Adding SPDR Treasury ETFs to a portfolio, such as ITE or TLO, can offer a number of potential benefits:

• Treasuries remain the flight to safety asset of choice;

• Competitive expensive ratios relative to other Treasury ETFs;

• Precise exposure to US Treasuries across select maturities.

Fund Ticker Index Expense Ratio

SPDR Barclays Capital Intermediate Term Treasury ETF ITE Barclays Capital Intermediate U.S. Treasury Index 0.13%

SPDR Barclays Capital Long Term Treasury ETF TLO Barclays Capital Long U.S. Treasury Index 0.13%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Municipal bonds are particularly appealing for clients concerned about an increasing tax environment.

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IV. Opportunities for Investors Facing Higher Tax Rates

With a mounting federal deficit, and President Obama's recent announcement of a plan to increase taxes for the wealthiest Americans, it seems inevitable that some investors will soon face higher tax rates.

Investors contemplating an increase in taxes may find the tax advantages offered by municipal bonds appealing. Muni bond ETFs offer income generally exempt from federal income tax; however, capital gains are still subject to taxation.[10] For example, an investor in the 35% tax bracket would need to invest in a taxable bond yielding 6.92% to receive the same after-tax return as a tax-exempt bond yielding 4.50%.[11] Municipal bonds also have historically had low correlations to equity asset classes and may provide higher yields than US treasury bonds of similar maturities because they carry greater risk. Finally, investors may be interested in understanding that investing in broad indices, like the Barclays Capital Aggregate Bond Index, may not provide exposure to municipal bonds. As a result, incorporating muni bonds into a portfolio can serve to expand your client's investment opportunity set.

Adding SPDR municipal bond ETFs to a portfolio can offer a number of potential benefits:

- Exposure to a broad range of the municipal bond market maturity spectrum;
- Income potentially exempt from federal taxes, and in certain instances, state taxes too;
- Access to the muni bond market with the increased liquidity and transparency found in the equity markets.

SPDR Tax-Advantaged Muni Bond ETFs

Fund	Ticker	Index	30 Day Yield	Taxable Equivalent Yield*	Expense Ratio
SPDR Nuveen Barclays Capital California Municipal Bond ETF	CXA	Barclays Capital Managed Money Municipal California Index	3.17	5.71%	0.20%
SPDR Nuveen S&P High Yield Municipal Bond ETF	HYMB	S&P Municipal High Yield Index	5.96	10.36%	0.50%
SPDR Nuveen Barclays Capital New York Municipal Bond ETF	INY	Barclays Capital Managed Money Municipal New York Index	2.76	5.13%	0.20%
SPDR Nuveen Barclays Capital Short Term Municipal Bond ETF	SHM	Barclays Capital Managed Money Municipal Short Term Index	0.70	1.32%	0.20%
SPDR Nuveen Barclays Capital Municipal Bond ETF	TFI	Barclays Capital Municipal Managed Money Index	2.43	4.59%	0.30%
SPDR Nuveen S&P Ultra Short Term Municipal Bond ETF	VRD	S&P National AMT-Free Municipal VRDO Index	0.48	0.84%	0.20%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.
*Assumes 35% tax rate

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V. Opportunities in a Recovering Global Economy

Today’s markets are hindered by a number of headwinds, including a growing European financial crisis, slow growth in the US and questions around China’s ability to continue its rapid expansion. Yet, dislocated markets can still present opportunities for savvy investors. For investors looking to position for a recovering market environment, international small cap stocks offer an attractive opportunity.

Without taking on significantly higher risk, international small caps as defined by the S&P BMI Developed World ex-U.S. < $2B Index have significantly outperformed the MSCI EAFE index over the past 10-year period—by 525 basis points on an annualized basis.12 Historically, small cap stocks have outperformed large caps in the years following a recession. For example, in the three years following the recession in 2001, domestic, international and emerging markets small cap stocks outperformed their larger counterparts.13 Most recently, small caps have continued to perform well. Since the end of the last recession in 2009, small caps in domestic, international and emerging markets have outperformed large caps by 4.71%, 2.83% and 0.78%, respectively.14

In addition, while not widely understood, many portfolios with international exposure are often underweight in the small cap space. That gap can be problematic for investors interested in pursuing the growth potential of overseas markets. In fact, international broad market indices like MSCI EAFE and MSCI Emerging Markets tend to be heavily weighted to large cap stocks. Almost 12% of overseas developed market equities are small cap stocks, but the small cap weighting in the MSCI EAFE Index is less than 1%. Similarly, small caps represent over 19% of emerging market stocks, but less than 5% of the MSCI Emerging Markets Index.15

The diversification and attractive return potential of international small capitalization stocks make a compelling case for considering an allocation to the following SPDR ETFs.

SPDR S&P 600® SmallCap ETF [SLY]

Adding SLY to a portfolio offers a number of potential benefits, including:

• Over the last 25 years, the S&P SmallCap 600 has achieved a higher Sharpe Ratio than the Russell 2000;

• Increased Financial Viability: Measured as four consecutive quarters of positive earnings, S&P emphasizes financial viability for index inclusion;

• Greater Earnings Potential: Relative to the S&P 500, constituents of the S&P SmallCap 600 have higher expected earnings growth.16

SPDR S&P Emerging Markets Small Cap ETF [EWX]

Adding EWX to a portfolio offers a number of potential benefits, including:

• Greater sector diversification: The S&P Index tracked by EWX has significantly larger weightings in the consumer discretionary, industrial and information technology sectors. Those sector weightings give EWX greater exposure to local economies that are outpacing US growth and to local consumers whose purchasing power is growing much faster than that of US consumers;17

• Hedging against dollar weakness: Increasing emerging market exposure with EWX may make a portfolio less susceptible to the potentially negative effects of a declining US dollar.18

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SPDR S&P International Small Cap ETF [GWX]

Adding GWX to a portfolio can offer the following potential benefits:

• Increased small cap weighting: An allocation to GWX can correct an underweight to developed market small caps and increase exposure to the historically high growth potential of smaller companies;

• Improved geographical exposure: Significant weightings in the fund include Japan, United Kingdom and Australia. GWX is also the only international small cap ETF with holdings in Canada and South Korea—two of America’s largest trading partners;19

• Greater sector diversification: GWX is less heavily weighted in financials (17.84%20) than the MSCI EAFE Index (21.42%21) which may be beneficial during periods of volatility in the financial sector. Adding GWX to a portfolio can increase diversification across other sectors as well, with more exposure to industrials, consumer discretionary, materials and information technology.

Fund

Ticker

Index

Expense Ratio

SPDR S&P 600 Small Cap ETF

SLY

S&P SmallCap 600 Index

0.20%

SPDR S&P Emerging Markets Small Cap ETF

EWX

S&P Emerging Markets Under USD $2 Billion Index

0.65%

SPDR S&P International Small Cap ETF

GWX

S&P Developed Ex-U.S. Under USD $2 Billion

0.50%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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Look to shorter-term fixed income investments when faced with the possibility of rising interest rates.

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VI. Opportunities in a Rising Interest Rate Environment

Interest rates are at record low levels and the Fed plans on keeping rates exceptionally low until at least the first half of 2013. Advisors who are interested in making small shifts over time to prep portfolios for what seems to be an inevitable increasing interest rate environment may wish to consider short duration bonds.

Specifically, bond funds with shorter duration, or sensitivity to interest rate changes, are less susceptible to the price erosion that occurs when rates go up. Investors can complement their longer-term fixed income allocations with short-term fixed income ETFs to help reduce the duration of their fixed income portfolio and, as a result, their overall interest rate risk.

Investors who already have allocations to short duration funds may wish to further diversify their portfolios by broadening their exposure beyond US Treasuries. Incorporating additional short-term fixed income assets, such as corporate or international, can help to both shorten the overall duration of the portfolio while offering an investor exposure to areas of the fixed income market that potentially have a higher yield than Treasuries.

The SPDR ETFs listed below may be viable options for investors looking for ultra-short-term (less than one year) and short-term duration bond funds.

SPDR Barclays Capital 1-3 Month T-Bill ETF

[BIL]

Adding BIL to a portfolio can offer a number of potential benefits:

• A cost-effective alternative when compared to typical cash holding instruments;

• T-Bills remain safe and highly liquid instruments.

SPDR Barclays Capital Short Term International Treasury Bond ETF [BWZ]

Adding BWZ to a portfolio can offer a number of potential benefits:

• Diversified geographic exposure to sovereign debt issues denominated in their respective local currency;

• Exposure to a broad set of currencies;

• Shortened duration exposure which typically creates less sensitivity to changes in interest rates.

SPDR Barclays Capital Short Term Corporate

Bond ETF [SCPB]

Adding SCPB to a portfolio can offer a number of potential benefits:

• A competitive expensive ratio relative to other short-term fixed income ETFs;

• By including both U.S. and non-U.S. corporations that cover industrial, utility and financial institutions;

• Shortened duration exposure which typically creates less sensitivity to changes in interest rates.

SPDR Nuveen Barclays Capital Short Term

Principal Bond ETF [SHM]

Adding SHM to a portfolio can offer a number of potential benefits:

• Exposure to the short term (1-5 year) municipal bond market;

• Income potentially exempt from federal taxes, and in certain instances, state taxes too;

• Access to the municipal bond market with the increased liquidity and transparency found in the equity markets.

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SPDR Barclays Capital Convertible Securities ETF [CWB]

Adding CWB to a portfolio can offer a number of potential benefits:

• Low correlations to traditional fixed income with a modest positive relationship to equities;

• Well-diversified sector exposure.

Fund

Ticker

Index

Duration

Expense Ratio

SPDR Barclays Capital 1-3 Month T-Bill ETF

BIL

Barclays Capital 1-3 Month U.S. Treasury Bill Index

0.16 years

0.13%

SPDR Barclays Capital Short Term International Treasury Bond ETF

BWZ

Barclays Capital 1-3 Year Global Treasury ex-US Capped Index

1.59 years

0.35%

SPDR Barclays Capital Short Term Corporate Bond ETF

SCPB

Barclays Capital U.S. 1-3 Year Corporate Bond Index

1.80 years

0.12%

SPDR Nuveen Barclays Capital Short Term Municipal Bond ETF

SHM

Barclays Capital Managed Money Municipal Short Term Index

2.89 years

0.20%

SPDR Barclays Capital Convertible Securities ETF

CWB

Barclays Capital U.S. Convertible Bond > $500MM Index

N/A

0.40%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

Next Page

Learn how to protect client portfolios against the threat of inflation with real assets.

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VII. Opportunities in an Inflationary Environment

While inflation in the US remains relatively muted and the Fed recently indicated that they won't raise interest rates until some point in 2013, factors like mounting government debt, inflationary concerns in some emerging market countries and rising commodity prices, suggest that an increasing rate environment is inevitable. Investors beginning to think about prepping their portfolios for an increasing inflationary environment should consider strategies that can mitigate the impacts of inflation.

Stocks and bonds have historically underperformed during periods of rising inflation, while real assets—holdings such as gold, other commodities and real estate—have done relatively well. In addition, Treasury Inflation-Protected Securities (TIPS), an asset class introduced after the last period of major inflation in the late 1970s and early 1980s, are specifically designed to defend assets against inflation. In fact, a blend of real assets has historically demonstrated the ability to provide significant inflation protection for suitable investors. From 1970-2010, a portfolio of 20% inflation-protected bonds, 30% real estate investment trusts (REITs), 25% commodities and 25% global natural resources stocks resulted in significantly higher returns than stocks and bonds in periods of rising inflation. In periods of stable inflation, the blend of real assets offers comparable returns to bonds and commodities. In periods of declining inflation, the real assets blend significantly outperforms commodities.[22]

A real assets strategy can be easily implemented using exchange traded products, including exchange traded funds (ETFs) and exchange traded notes (ETNs). There is a wide range of exchange traded products available across TIPS, REITs, natural resources stocks and commodities. Clients looking to prepare their portfolios for a possible inflationary environment may want to consider SPDR ETFs that invest in real assets and inflation-linked bonds. A real assets blend could be constructed using the strategic allocations in the hypothetical portfolio below:

FIGURE 1: A REAL ASSETS BLEND HAS PROVIDED MORE CONSISTENT RETURNS IN DIFFERENT INFLATIONARY ENVIRONMENTS



1970 - 2010
35%
30%
25%
20%
15%
10%
5%
0%
-5%
-10%
2.46
2.61
15.52
33.09
18.99
11.78
12.14
12.63
13.76
13.87
6.19
-6.86
RISING
STABLE
DECLINING
STOCKS
BONDS
REAL ASSETS
S&P GSCITR

Source: SSgA and Morningstar.

Asset classes are represented by the S&P 500 Index, Ibbotson's US Long-Term Govt. Bond Index, S&P GSCI TR Index, and simulated Real Assets blend of indexes (20% Barclays Capital US TIPS Index℠, 30% Dow Jones REIT Index℠, 25% S&P GSCI Index (S&P GSCI® Index), and 25% MSCI World Natural Resources Index℠.

Certain performance and portfolio characteristic information in this presentation was based blending indexes. This information is provided for illustration purposes only and assumes quarterly rebalancing.

The information does not reflect any particular SSgA-managed strategy or fund. Based on annual calendar year returns with quarterly data. Index performance does not reflect fees and expenses, and it is not possible to invest directly in an index/average. Past performance is no guarantee of future results. Rising inflation refers to years in which inflation increases by more than 0.5% from the previous year; declining inflation refers to years in which inflation decreases by more than 0.5% from previous year; stable inflation refers to years in which inflation change is between +0.5% and -0.5% from previous year.

FIGURE 2: REAL ASSETS ETF PORTFOLIO



20% INFLATION PROETECTED SECURITIES ETFs (TIPS)
30% REIT ETFs (15% US REITs, 15% NON-US REITs)
25% NATURAL RESOURCES/ENERGY ETFs
25% COMMODITY ETFs (15% BROAD-BASED COMMODITY, 10% GOLD)

Source: SSgA and Morningstar.

Precise in a world that isn't.

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SPDR

State Street Global Advisors

Accessing Real Assets through SPDR ETFs: Inflation Protected Bonds

SPDR DB International Government Inflation-

Protected Bond ETF [WIP]

Sixty percent of the global inflation-protected securities market is outside the United States, and WIP provides targeted exposure to that market. WIP seeks to offer the benefits of overseas investing but removes the risk of inflation, as the principal and interest payments on inflation-linked bonds increase as prices rise and decrease as prices fall.

Adding WIP to a portfolio can offer a number of potential benefits:

• Exposure to inflation-linked government bond markets of developed and emerging market countries;

• Potential hedge against inflation and exposure to foreign currencies;

• Increased payments during periods of rising inflation through principal adjustment.

SPDR Barclays Capital TIPS ETF [IPE]

US TIPS provide direct exposure to inflation-protected securities in the US Treasury market. The coupon payments and principal value on these securities are adjusted according to the actual level of inflation over the life of the bonds.

Adding IPE to a portfolio can offer a number of potential benefits:

• Protection from erosion in purchasing power which may occur as a result of inflation;

• Adjusted principal to keep pace with changes in the Consumer Price Index;

• Broad market coverage and inherent low volatility to improve portfolio diversification and stabilization, at a competitive cost.

Fund

Ticker

Index

Expense Ratio

SPDR DB International Government Inflation-

Protected Bond ETF

WIP

DB Global Government ex-US Inflation-Linked Bond Capped Index

0.50%

SPDR Barclays Capital TIPS ETF

IPE

Barclays U.S. Government Inflation-linked Bond Index

0.18%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

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SPDR

State Street Global Advisors

Commodities SPDR Gold Shares [GLD]

As the world’s second-largest ETF and the largest and most liquid commodity ETF, GLD has shown extremely low correlations to virtually every other asset class.23

Adding GLD, which tracks the spot price of gold, to a portfolio can offer a number of potential benefits:

• Historically, has performed well during periods of both inflation and dollar depreciation;

• Gold is a unique asset class;

• Low correlation to other assets that increases portfolio diversification.

Fund

Ticker

Expense Ratio

SPDR Gold Shares

GLD

0.40%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

Equities

SPDR S&P Global Natural Resources ETF

[GNR]

With holdings divided equally among three sectors focused on natural resources—energy, metals & mining and agriculture— GNR provides diversification through equity investments in raw materials, which are typically not broadly owned in traditional stock portfolios.

Adding GNR to a portfolio can offer a number of potential benefits:

• Direct and indirect exposure to emerging markets with a real assets portfolio;

• Diversification through capping exposure to energy, metals & mining and agriculture at 33.33% each and individual stocks at 5%;

• Lower risk, greater total return potential compared to investing in physical commodity futures, with no Schedule K-1.

SPDR Dow Jones International Real Estate

ETF [RWX]

Offering exposure to the international real estate market, real estate investment trusts (REITs) can be an attractive investment opportunity. With property value and rental income often increasing during inflationary periods, the market value of real estate tends to increase. RWX invests in publicly-traded real estate securities outside the US, which make up approximately 55% of the global real estate market.

Adding RWX to a portfolio can offer a number of potential benefits:

• Broad-based exposure to the international real estate market;

• Includes more than 15 countries in Europe and Asia;

• Exposure to high quality companies with strong balance sheets.

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State Street Global Advisors

SPDR Dow Jones REIT ETF [RWR]

REITs can provide broad exposure to the commercial real estate market in the US. There are a variety of REITs that specialize in office, apartment, retail and industrial properties. REITs generally must pay out 90% of their taxable income to their investors through dividends, which provide a regular income stream. Furthermore, property values and rents have tended to increase during inflationary periods, which can cause the value of REITs to increase.

Adding RWR to a portfolio can offer a number of potential benefits:

• Low correlation to other asset classes such as equities and fixed income;

• Core real estate holdings that focus on owners and operators of real estate rather than speculative markets such as building and mortgages;

• Little to no exposure to the troubled residential housing market.

Fund

Ticker

Index

Expense Ratio

SPDR S&P Global Natural Resources ETF

GNR

S&P Global Natural Revsources Index

0.40%

SPDR Dow Jones International Real Estate ETF

RWX

Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM

0.59%

SPDR Dow Jones REIT ETF

RWR

Dow Jones U.S. Select REIT IndexSM

0.25%

Source: SPDR ETF Research & Analytics Team, as of 12/31/2011.

Learn More

For additional product information, including product details and portfolio tools, visit spdrs.com. For educational materials exclusively designed for investment professionals, visit spdru.com.

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SPDR

State Street Global Advisors

1 Standard & Poor’s.

2 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

3 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

4 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

5 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

6 Moody’s Investor Service, Inc.

7 Standard & Poor’s.

8 www.spdrs.com, as of 12/31/2011.

9 www.spdrs.com, as of 12/31/2011.

10 Income exempt from federal tax may be subject to state or local tax, depending on the state of residence, and may generate alternative minimum tax (AMT).

11 Taxable Equivalent Yield (TEY): Tax Exempt yield / (1–Tax Rate).

12 Zephyr StyleAdvisor, SPDR ETF Research & Analytics Team, as of 12/31/2011.

13 Zephyr StyleAdvisor, Standard & Poor’s, SPDR ETF Research & Analytics Team, as of 12/31/2011. Performance referenced is the annualized return following the end of the US recession in 2001 until 2004. Proxy indexes: US large = S&P 500, international = MSCI EAFE, emerging = MSCI Emerging Markets, US small = S&P SmallCap 600 Index, international small = S&P BMI Developed World ex-US < $2B Index, emerging small = S&P BMI Emerging < $2B Index.

14 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

15 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

16 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

17 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

18 FactSet, MSCI, Standard & Poor’s. As defined by Standard & Poor’s - developed markets: S&P World Ex-United States BMI Index, emerging markets: S&P Emerging Markets BMI Index.

19 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

20 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

21 FactSet, SPDR ETF Research & Analytics Team, as of 12/31/2011.

22 State Street Global Advisors, Real Assets: Inflation Protection Solutions with Exchange Traded Products (research paper, updated January 2012).

23 Zephyr StyleADVISOR, SPDR ETF Research & Analytics Team, as of 12/31/2011.

FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR PUBLIC USE. IMPORTANT RISK INFORMATION

ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.

Diversification cannot ensure a profit or guarantee against loss.

Investments in smaller companies may involve greater risks than those in larger, better known companies. Past performance is no guarantee of future results.

REIT funds may be subject to a higher degree of market risk due to lack of industry diversification. REIT funds may be subject to other risks including, but not limited to, changes in real estate values or economic conditions, credit risk and interest rate fluctuations and changes in the value of the underlying property owned by the trust and defaults by borrowers.

Foreign investments involve greater risks than US investments, including political and economic risks and the risk of currency fluctuations, all of which may be magnified in emerging markets.

Bond funds contain interest rate risk (as interest rates rise bond prices usually fall). There are additional risks for funds that invest in mortgage-backed and asset-backed securities including the risk of issuer default, credit risk, and inflation risk.

The ETFs listed above have historically paid dividends to investors, however there is no guarantee that they will continue to do so in the near future nor that they will appreciate in value. Investors could loose money by investing in ETFs.

Prior to May 2, 2011, the SPDR Global Dow ETF was known as the SPDR DJ Global Titans ETF.

“Dow Jones®” and “The Dow®” are trademarks of the Dow Jones & Company, Inc. (“Dow Jones”) and have been licensed for use by State Street Bank and Trust. The Products are not sponsored, endorsed, sold or promoted by Dow Jones and Dow Jones makes no representation regarding the advisability of investing in the Product.

“Barclays Capital” is a trademark of Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”) and is used by State Street Global Advisors under license. Barclays Capital compiles, maintains and owns rights in and to the Barclays U.S. Government Inflation-linked Bond Index. The SPDR Barclays Capital TIPS ETF is not sponsored, endorsed, sold or promoted by Barclays Capital. Barclays Capital or one of its affiliated entities may act as an Authorized Participant and/or as an initial purchaser of shares of the SPDR Barclays Capital TIPS ETF. Barclays Capital makes no representation regarding the advisability of investing in the SPDR Barclays Capital TIPS ETF or use of either the Barclays U.S. Government Inflation-Linked All Maturities Index or any data included therein.

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SPDR

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Barclays Capital is a trademark of Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”) and has been licensed for use in connection with the listing and trading of the SPDR Barclays Capital ETFs. The products are not sponsored by, endorsed, sold or promoted by Barclays Capital and Barclays Capital makes no representation regarding the advisability of investing in them.

The SPDR Wells Fargo® Preferred ETF (the “ETF”) is not sponsored, issued or advised by Wells Fargo & Company, Wells Fargo Securities, LLC (together, “Wells Fargo”), NYSE Arca Inc. (“NYSE Arca”) or any of their subsidiaries and affiliates. WELLS FARGO AND NYSE ARCA DO NOT GUARAN TEE THE ACCURACY AND /OR COMPLE TENESS OF ANY DATA SUPPLIED BY THEM OR OF THE INDEX UNDERLYING THE ETF AND MAKE NO WARRANTY AS TO THE RESULTS TO BE OBTAINED FROM INVESTING IN THE ETF OR IN THE INDEX .

The MSCI EAFE Index and MSCI Emerging Markets Index are a trademarks of MSCI Inc. Important Information Relating to SPDR Gold Shares Trust:

The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.

"SPDR" is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. STANDARD & POOR’S, S&P, S&P 500 and S&P SMALLCAP 600 are registered trademarks of Standard & Poor’s Financial Services LLC. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com.

Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR® S&P 500®, SPDR® S&P MidCap 400® and SPDR® Dow Jones Industrial Average, all unit investment trusts, and Select Sector SPDRs. ALPS Distributors, Inc. is not affiliated with State Street Global Markets, LLC.

Before investing, consider the funds' investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit www.spdrs.com. Read it carefully.

© 2012 State Street Corporation. All Rights Reserved. IBG-5525 Exp. Date: 4/20/2012 IBG.DM.GTCM.0112 SSL000385

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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.